                                                                    Exhibit 4.21
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                   Notice to Holders of Warrants to Acquire
                          $1,000 Principal Amount of
                        Trump Plaza Holding Associates
                      12-1/2% Pay-In-Kind Notes due 2003

        Notice is hereby given to the holders of the outstanding warrants (the "Warrants") to acquire $1,000 principal amount of Trump Plaza Holding Associates 12-1/2% Pay-In-Kind Notes, due 2003, CUSIP number 89817EAB1 (the "Notes"), that:

    (1) pursuant to Section 6 of the Warrant Agreement, dated as of June 24, 1993 (the "Warrant Agreement"), between Trump Plaza Holding Associates, as issuer and First Bank National Association, as warrant agent (the "Warrant Agent"), and as a result of the Triggering Event (defined below), each Warrant has become exercisable as of April 26, 1995 (the "Exercise Date"), and may be exercised, in the manner set forth in Section 6 of the Warrant Agreement, upon surrender of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered securities exchange or the National Association of Securities Dealers, Inc., for the principal amount of Notes in respect of which such Warrants are then exercised to Trump Plaza Holding Associates at First Bank National Association, First Trust Center, 180 East Fifth Street, St. Paul, MN 55101,
    Attention: Corporate Trust Department;

    (2) any Warrant not exercised prior to 5:00 p.m., New York City time, on June 8, 1995, shall automatically and without any further action by Trump Plaza Holding Associates, the Warrant Agent or the holders thereof become null and void and all rights thereunder and all rights in respect thereof under the Warrant Agreement shall cease as of such time, as provided in
    Section 6 of the Warrant Agreement;

    (3) the Triggering Event precipitating the Exercise Date and the right to exercise the Warrants as set forth above is the giving of notice, attached hereto as Exhibit A, by Trump Plaza Holding Associates to First Bank National Association, as trustee (the "Trustee") of the proposed redemption, pursuant to Section 1110 of the Indenture, dated as of June 24, 1993 (the "Indenture"), between Trump Plaza Holding Associates, as issuer and the Trustee, of the outstanding Notes. The proposed redemption of the outstanding Notes described in this paragraph (3) is subject to the conditions set forth in paragraph (5) of the notice attached hereto as Exhibit A; and

    (4) the notice attached hereto as Exhibit A constitutes notice pursuant to
    Article 11 of the Indenture of the proposed redemption of Notes issued upon exercise of each Warrant.

                                           Dated this 26th day of April, 1995


                                           TRUMP PLAZA HOLDING ASSOCIATES


                                           By:  First Bank National Association,
                                                as Warrant Agent

                                                                       EXHIBIT A
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              Notice to Holders of Trump Plaza Holding Associates
                      12-1/2% Pay-In-Kind Notes due 2003

        Notice is hereby given to the holders of Trump Plaza Holding Associates 12-1/2% Pay-In-Kind Notes, due 2003, CUSIP number 89817EAB1 (the "Notes"), that:

    (1) pursuant to Section 1110 of the Indenture, dated as of June 24, 1993 (the "Indenture"), between Trump Plaza Holding Associates, as issuer and First Bank National Association, as trustee (the "Trustee"), and subject to the conditions set forth in paragraph (5) of this Notice, the Notes are hereby called for redemption on June 9, 1995 or such later date on or prior to June 15, 1995 that the conditions set forth in paragraph (5) of this Notice shall have been met (the "Redemption Date") and shall be surrendered for payment of the Redemption Price (as defined below) at First Bank National Association, 180 East Fifth Street, St. Paul, MN 55101, Attention:
    Corporate Trust Department;

    (2) on or prior to the Redemption Date and subject to the conditions set forth in paragraph (5) of this Notice, there shall be deposited with the Trustee, as paying agent for the Notes (the "Paying Agent"), certain moneys in same day funds all or a portion of which, in accordance with the provisions of the Indenture, will provide funds sufficient (a) to pay 100% of the principal amount of the Notes outstanding on the Redemption Date (the "Redemption Price") and (b) to make payment of the interest accrued and unpaid on such Notes through the Redemption Date;

    (3) the Paying Agent will provide from the moneys described in clause (2) above on the Redemption Date for the payment of the Redemption Price together with accrued and unpaid interest on the Notes outstanding on the Redemption Date;

    (4) the Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price, and subject to the conditions set forth in paragraph (5) of this Notice, on the Redemption Date (a) the Redemption Price will become due and payable on each of such Notes and (b) unless Trump Plaza Holding Associates shall default in the payment of the Redemption Price, interest thereon shall cease to accrue on and after said date; and

    (5) the redemption of the Notes set forth above is pursuant to Section 1110 of the Indenture. Section 1110 provides that in the case of an Equity Offering (as defined in the Indenture), Trump Plaza Holding Associates shall (or shall cause an affiliate to) use 35% of the net proceeds of such Equity Offering to redeem the Notes, if on or prior to June 15, 1995, at 100% of the principal amount thereof, together with accrued and unpaid interest through the Redemption Date. Proceeds from an equity offering of Trump H otels & Casino Resorts, Inc., an affiliate of Trump Plaza Holding Associates (the "THCR Equity Offering"), will be used to redeem the Notes as set forth in this Notice; provided, that in the event
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    that 35% of the net proceeds of the THCR Equity Offering is not sufficient to redeem all Notes outstanding on the Redemption Date, the particular Notes or portions thereof to be redeemed shall be selected pursuant to Section 1104 of the Indenture, and provided, further, that in the case of a Note
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    redeemed in part, a new Note or Notes will be issued following the Redemption Date in the aggregate principal amount equal to the unredeemed portion thereof. The redemption of the Notes is expressly conditioned on the consummation of the THCR Equity Offering. Trump Hotels & Casino Resorts, Inc. is under no obligation to consummate the THCR Equity Offering and Trump Plaza Holding Associates is under no obligation to cause Trump Hotels & Casino Resorts, Inc. to consummate the THCR Equity Offering. In the event that the THCR Equity Offering is not consummated, Trump Plaza Holding Associates shall be under no obligation to redeem the Notes and all Notes surrendered to the Paying Agent shall promptly be returned to the holders thereof.



                                      Dated this 26th day of April, 1995



                                      TRUMP PLAZA HOLDING ASSOCIATES


                                      By:  First Bank National Association,
                                           as Trustee